Item 77I DWS Enhanced Commodity Strategy
Fund

Effective August 23, 2010, Class M shares of DWS
Enhanced Commodity Strategy Fund became
operational and were exclusively offered in connection with the merger of DWS Enhanced
Commodity Strategy Fund, Inc. (closed-end fund) into DWS Enhanced Commodity Strategy Fund
(open-end fund). Class M shares will convert into Class S shares after one year following the merger.



C:\Documents And Settings\E479596\Local Settings\Temporary Internet Files\OLKDB\Exhibit 77I ECS New Classes (2).Doc